[Letterhead of Horgan, Rosen, Beckham & Coren, L.L.P.]

Exhibit 5.1

February 3, 2004

First Regional Bancorp
1801 Century Park East
Los Angeles, California 90067

  Re:
  Pre-Effective Amendment No. 1 to Registration Statement on Form S-3
  of First Regional Bancorp—Commission File Number 333-111574

Dear Lady and Gentlemen:

        We have acted as counsel to First Regional Bancorp, a California corporation (the "Company"), in connection with the preparation of Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the selling holders of up to $15,000,000 aggregate principal amount of the Company's 6% Convertible Subordinated Debentures Due October 30, 2023 (the "Debentures") and the shares of Common Stock, no par value, of the Company (the "Common Stock"), that may be issued upon the surrender and conversion of the Debentures (the "Shares"). The Debentures and the Shares are being registered pursuant to the Registration Rights Agreement between the Company and each initial purchaser of the Debentures, filed as Exhibit 4.3 to the Registration Statement.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        We, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of the opinion set forth below.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

        1.     The Debentures have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        2.     The Shares initially issuable upon the surrender and conversion of the Debentures have been duly authorized and reserved for issuance upon such conversion in accordance with the terms of the indenture and, when issued upon such conversion, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal Laws of the United States and the laws of the State of California and we express no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P. Horgan, Rosen, Beckham & Coren, L.L.P.

HRBC:lu